Exhibit 99.1

Staffing 360 Solutions Announces Financial Results for Fiscal Q2 2017

Company Reports Revenue of $47.1 Million, Gross Profit of $8.1 Million, Net Loss Attributable to Common Stock of $1.5 Million and Adjusted EBITDA of $1.4 Million

New York, NY – January 11, 2017 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations in the US and the UK, today released its financial results for its fiscal quarter ended November 30, 2016.

“We have announced another quarter with growth in almost all categories,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “We saw revenue, gross profit, net loss attributable to common stock and Adjusted EBITDA all improve on a year-over-year basis.  In fact, our revenue grew to $47.1 million in the second quarter of 2016, a 14% improvement compared to the same period last year.  Although we are engaged in an M&A strategy, this growth is not just a result of acquisitions, as we’re seeing underlying organic growth of 7% for the quarter and 10% for the six-month period.  This growth helps support the mission of improving our balance sheet, which is one of our core objectives in 2017.”

Summary of the Fiscal Second Quarter Ended November 30, 2016

•	Revenue increased 14.0% to $47.1 million, compared to $41.4 million in the fiscal quarter ended November 30, 2015;
•	Gross profit increased 8.4% to $8.1 million, compared to $7.5 million in the fiscal quarter ended November 30, 2015;
•	Net loss attributable to common stock decreased 57.0% to $1.5 million*, compared to $3.4 million* in the fiscal quarter ended November 30, 2015;
•	Adjusted EBITDA increased 10.1% to $1.4 million*, compared to Adjusted EBITDA of $1.3 million* in the fiscal quarter ended November 30, 2015.

Summary of the Six Months Ended November 30, 2016

•	Revenue increased 22.9% to $94.9 million, compared to $77.2 million in the six months ended November 30, 2015;
•	Gross profit increased 20.3% to $16.6 million, compared to $13.8 million in the six months ended November 30, 2015;
•	Net loss attributable to common stock decreased 45.7% to $2.8 million*, compared to $5.2 million* in the six months ended November 30, 2015;
•	Adjusted EBITDA increased 67.3% to $3.2 million*, compared to Adjusted EBITDA of $1.9 million* in the six months ended November 30, 2015.

* A table has been included in this press release reconciling net loss attributable to common stock to Adjusted EBITDA.

“We continue to make progress on the bottom line as well,” Mr. Flood continued. “Our Adjusted EBITDA of $1.4 million for the quarter, has resulted in the continued improvement of our trailing twelve month Adjusted EBITDA – at $5.4 million ending November 2016.  This exceeds our prior year results for the same period by over 120%.  In addition to Adjusted EBITDA, we are highly focused on strengthening our balance sheet, and although it was a subsequent event, we are pleased with the successful refinancing of over $2.7 million of debt and extending its maturity 21 months – a major win for our organization that was recently announced last week.  There is still more work to be done, but we are making considerable progress and we are positioning ourselves for the next phase of our journey.”

Analysis of Financial Results

As a result of the Company’s acquisition of The JM Group and organic growth, revenues increased to $47.1 million in the fiscal quarter ended November 30, 2016, compared to $41.4 million for the same period in 2015.  Gross profit increased to over $8.1 million, compared to $7.5 million for the same period in 2015.

The Company’s net loss attributable to common stock for the quarter ended November 30, 2016 was $1.5 million, compared to a net loss attributable to common stock of $3.4 million for the same period in 2015.  The net loss attributable to common stock is primarily due to non-cash accounting charges, as well as professional, legal, capital raising and other non-recurring expenses.

Adjusted EBITDA for the quarter ended November 30, 2016 was $1.4 million, compared to $1.3 million for the same period of 2015. This growth is attributable to earnings from acquisitions, as well as flow through of revenue arising from organic growth.

“In addition to the increases of revenue and Adjusted EBITDA, we are leveraging our existing support functions and continuing to improve our balance sheet as well,” stated David Faiman, Chief Financial Officer.  “In Q2 2017, our working capital deficiency improved by approximately $2 million and stockholder’s equity increased from $7.5 million to $8.4 million in the current quarter.  We have also improved our debt levels over the past year.  For the November quarter of 2015 we had a 7.1x leverage ratio.  We now have $5.4 million of TTM Adjusted EBITDA compared to $10.2 million of net debt, resulting in a 1.9x leverage ratio, which is a major improvement.”

Other Highlights of the Fiscal Second Quarter and Subsequent Events

•

Announced on January 5, 2017, the Company successfully refinanced over $2.7 million of debt with a senior lender and extended the maturity date 21 months, to October 1, 2018.  The terms of the amended debt include a $3.00 conversion price, issuance of 600,000 shares, an increase of the total maturity value to $3.1 million, elimination of the 20% prepayment penalty, no payment of principal until maturity, and no interest payable until October 1, 2017, after which payments shall be made on a quarterly basis;

•	The Company is also pursuing capital raises, including the 506(c) announced in November 2016, as well as other opportunities through the capital markets and private investments.

“Staffing 360 Solutions continues to grow every year and every quarter,” said Matt Briand, President and CEO. “Even taking out the growth from acquisitions, our organic growth of 7% has continued to drive our results.  Complementing our sales growth, we have continued to improve the efficiency of our operations, and dropped our operating expenses from 22% of revenue in the second quarter last year to 17% in the most recent quarter.  As we realize more economies of scale and continue to grow our revenue, we expect our overall business to see further improvements in 2017.”

Earnings Conference Call

Staffing 360 Solutions will host its earnings conference call on Wednesday, January 11, 2017 at 9:00 am Eastern to discuss its financial results for the fiscal quarter ended November 30, 2016. The conference call will include a Q&A session where investors will have the opportunity to ask questions of management.

The teleconference can be accessed by dialing 877.407.0778 within the United States, 800.756.3429 within the UK, or 201.689.8565 internationally.  Please dial in 10 minutes prior to the beginning of the call. There will be a playback of the teleconference available until February 11, 2017.  To listen to the playback, dial 877.481.4010 within the United States or 919.882.2331 internationally and use replay ID number: 10198.

The conference call will be simultaneously webcast and available at:

http://www.investorcalendar.com/event/175547

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations in the US and the UK.  The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT staffing space. For more information, please visit: www.staffing360solutions.com.

Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with US generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and goodwill impairment charges.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions and expand our business, as well as the size of future revenue or trading volume or future access to capital markets.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control.  The Company can give no assurance that it will be able to achieve these objectives.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.  Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions, our ability to access the capital markets on terms acceptable to us, or at all, our ability to comply with our contractual covenants, including in respect of our debt and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

646.507.5712

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

646.507.5711

info@staffing360solutions.com

Staffing 360 Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(All Amounts in Thousands)

	November 30,	May 31,
	2016	2016
	(Unaudited)

ASSETS

Assets
Current Assets	$ 25,759	$ 23,359
Other Assets	30,506	30,400
Total Assets	$ 56,265	$ 53,759

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Current Liabilities	$ 40,226	$ 39,918
Other Liabilities	7,018	6,329
Total Liabilities	47,244	46,247

Series D Preferred Stock	612	-

Total Stockholders’ Equity	8,409	7,512
Total Liabilities and Stockholders’ Equity	$ 56,265	$ 53,759

Staffing 360 Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(All Amounts in Thousands)

	Three Months Ended November 30,		Six Months Ended November 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)

Revenue	$ 47,137	$ 41,350	$ 94,887	$ 77,234

Cost of Revenue	39,040	33,880	78,301	63,443

Gross Profit	8,097	7,470	16,586	13,791

Operating Expenses	8,166	9,134	16,609	16,029

Loss from Operations *	(69)	(1,664)	(23)	(2,238)

Other Expenses *	(1,329)	(1,556)	(2,600)	(2,639)

Loss Before Provision for Income Tax	(1,398)	(3,220)	(2,623)	(4,877)

Provision for Income Taxes	(28)	42	(97)	7

Net Loss	$ (1,426)	$ (3,178)	$ (2,720)	$ (4,870)

Net Loss Attributable to Non-Controlling Interest	-	206	-	221
Dividends – Series A Preferred Stock	(50)	(50)	(100)	(100)

Net Loss Attributable to Common Stock *	$ (1,476)	$ (3,434)	$ (2,820)	$ (5,191)

Staffing 360 Solutions, Inc. and Subsidiaries
Condensed Consolidated Non-GAAP Adjusted EBITDA Calculations
Comparing the Three and Six Months Ended November 30, 2016 and 2015
(All Amounts in Thousands)

	Three Months Ended November 30,		Six Months Ended November 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)

Revenue	$ 47,137	$ 41,350	$ 94,887	$ 77,234

Gross Profit	$ 8,097	$ 7,470	$ 16,586	$ 13,791

Loss from Operations *	$ (69)	$ (1,664)	$ (23)	$ (2,238)

Net Loss Attributable to Common Stock *	$ (1,476)	$ (3,434)	$ (2,820)	$ (5,191)

Adjustments:
Interest Expense *	$ 553	$ 755	$ 1,196	$ 1,281
Provision for Income Taxes	28	(42)	97	(7)
Depreciation and Amortization **	1,369	1,561	2,721	2,885
EBITDA *	474	(1,160)	1,194	(1,032)

Acquisition, Capital Raising and Other Non-Recurring Expenses	474	765	1,263	998
Other Non-Cash Charges	227	1,364	392	1,586
Dividends – Series A Preferred Stock	50	50	100	100
Other Income / (Expense)	168	40	202	10
Net Loss Attributable to Non-Controlling Interest	-	206	-	221
Adjusted EBITDA *	$ 1,393	$ 1,265	$ 3,151	$ 1,883

Trailing Twelve Months (TTM) Adjusted EBITDA *	$ 5,379	$ 2,435	$ 5,379	$ 2,435

* During the fourth quarter of fiscal 2016, the Company reclassified certain banking fees, previously reported within Loss from Operations, to Interest Expense for all quarters during the fiscal 2016 year.  Adjusted EBITDA has changed as a result, based on these historical adjustments.

** Includes amortization included within Other Income / (Expenses).